EXHIBIT 11

                            THERMEDICS DETECTION INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE


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
                                                                   YEAR ENDED                      THREE MONTHS ENDED
                                                   -----------------------------------------     -----------------------
                                                   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,    MARCH 30,     MARCH 29,
                                                       1994           1995           1996          1996           1997
                                                       ----           ----           ----          ----           ----
COMPUTATION OF PRIMARY EARNINGS
  (LOSS) PER SHARE:
Net Income (Loss) (a)                              $ 6,380,000    $ 1,508,000    $   362,000    $  (524,000)  $ 1,024,000
                                                   -----------    -----------    -----------    -----------   -----------
Shares:
   Weighted average shares outstanding              10,000,000     10,000,000     10,275,385     10,032,967    10,975,926
   Add: Shares issuable from assumed exercise of
        options and shares issued in private
        placements (as determined by the
        application of the treasury stock method)       68,834         68,834         44,888         65,889            --
                                                   -----------    -----------    -----------    -----------   -----------
   Weighted averages shares, as adjusted (b)        10,068,834     10,068,834     10,320,273     10,098,856    10,975,926
                                                   -----------    -----------    -----------    -----------   -----------
Primary Earnings (Loss) per Share (a) / (b)        $       .63    $       .15    $       .04    $      (.05)  $       .09
                                                   ===========    ===========    ===========    ===========   ===========
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